Exhibit 99.1
For Immediate Release

Misonix Contact: Richard Zaremba 631-694-9555 invest@misonix.com	Investor Relations Contact: Kevin McGrath Cameron Associates, Inc. 212-245-4577 Kevin@cameronassoc.com
MISONIX REPORTS EARNINGS AND INCREASED REVENUES FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2008
FARMINGDALE, N.Y., February 9, 2009 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, today reported financial results for the three and six months December 31, 2008. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Monday, February 9, 2009 at 4:30pm to discuss the Company’s second quarter and six months financial results.
The Company also reported the following financial and operational achievements:
•	$.03 diluted earnings per share and a 5.1% increase in revenue for the three months ended December 31, 2008.

•	$.07 diluted earnings per share and a 6.2% increase in revenue for the six months ended December 31, 2008.

•	Signed one year extension for LySonix® 3000 ultrasonic assisted liposuction product with Mentor Corporation which includes purchase minimums.

•	Signed three year distribution agreement with Alliance Lithomobile of Milano, Italy for the Sonablate 500® for prostate cancer on a fee-per-use arrangement.

•
Executed exclusive distribution agreements for the SonicOne™ wound debridement system, Bone Scalpel™ and Sonastar™ Neuroaspirator in Turkey, Greece, Netherlands and the United Kingdom. Each agreement includes purchase minimums.

Revenues for the three months ended December 31, 2008 were $12.2 million, a 5.1% increase when compared with revenues of $11.6 million for the three months ended December 31, 2007. The increase in revenues for the three months ended December 31, 2008 was due to a $909,000 increase in medical device products sales to $6.9 million, partially offset by a $320,000 decrease in sales of laboratory and scientific products to $5.2 million. The increase in sales of medical device products was primarily due to the Company’s bone scalpel product and SonicOne wound debridement system. The decrease in laboratory and scientific products was primarily due to the strengthening of the U.S. Dollar against the English Pound during the three months ended December 31, 2008 as compared to the three months ended December 31, 2007, reducing Labcaire sales reported in U.S. Dollars by approximately $981,000.

The Company reported a net income for the second quarter fiscal 2009 of $194,000 or $.03 diluted earnings per share compared with a net loss of $117,000 or $.02 loss per share for the same period in fiscal 2008.
Revenues for the six months ended December 31, 2008 were $23.5 million, a 6.2% increase when compared with revenues of $22.1 million for the six months ended December 31, 2007. The increase in revenues for the six months ended December 31, 2008 was due to a $1.1 million increase in medical device products sales to $12.4 million and an increase of $301,000 in laboratory and scientific products sales to $11.1 million. The increase in medical device products was primarily attributable to an increase in sales of the Company’s bone scalpel product, AutoSonix™ product and SonicOne wound debridement system. The increase in sales of laboratory and scientific products was primarily due to a $561,000 increase in Labcaire product sales, partially offset by a decrease of $234,000 in ductless fume enclosure products sales. The strengthening of the U.S. Dollar against the English Pound during the six months ended December 31, 2008 as compared to the six months ended December 31, 2007 reduced Labcaire sales reported in U.S. Dollars by approximately $1.3 million.
The Company reported a net income for the six months ended December 31, 2008 of $514,000 or $.07 diluted earnings per share compared with a net loss of $343,000 or $.05 loss per share for the same period in fiscal 2008. The six months net income of $514,000 for the period ended December 31, 2008 included a gain on the sale of the Company’s interest and previously written off debt in Focus Surgery, Inc. of approximately $880,000 or $.13 per share.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are very pleased to report two consecutive quarters of increased revenues and earnings. Our medical device business is continuing to grow with a 9% and 15% increase in revenues for our six and three months of fiscal 2009, respectively, versus the same period in fiscal 2008. Excluding the negative impact of the strengthening of the U.S. dollar against the English pound, Labcaire sales increased $795,000 in the second quarter due to shipments of our new ISIS endoscope cleaning system, endoscope storage cabinet and increased service revenue.
In light of the challenging global economic environment, we continue to review our cost structure and implement appropriate expense reductions. We expect to see the results of the cost reductions in our third and fourth quarters of fiscal 2009.
Our medical device business made solid progress as we expanded our sales opportunities both domestically and internationally. We concluded a one year extension of our relationship with Mentor for our ultrasound assisted liposuction product and continue to make traction in Europe for the Sonablate 500 on a fee-per-use model. We are also pleased with the continued expansion of our endoscope cleaning and disinfecting product at Labcaire in the United Kingdom.
We are encouraged by the financial results for the first half of fiscal year 2009 and believe we are beginning to see the return on the investments in our new products, enhanced international distribution and our contract sales force.”
Conference Call
Misonix management will host a conference call at 4:30 p.m. Eastern on Monday, February 9, 2009 to discuss the Company’s second quarter fiscal 2009 financial results.

Shareholders and other interested parties may participate in the conference call by dialing (800) 659-2056 (domestic) or (617) 614-2714 (international) and entering access code 58959521, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the Company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through February 16, 2009. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 94431439.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
# # #
With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.
-Financial Tables to Follow-

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

		Derived from audited
	Unaudited	financial statements
	December 31, 2008	June 30, 2008

Assets
Current Assets:
Cash	$1,510,973	$1,873,863
Accounts receivable, net of allowance for doubtful accounts of $368,212 and $376,998, respectively	7,586,072	7,986,802
Inventories, net	10,068,516	12,651,564
Deferred income taxes	1,040,473	1,562,279
Prepaid expenses and other current assets	500,482	904,737

Total current assets	20,706,516	24,979,245

Property, plant and equipment, net	3,244,885	4,398,867
Deferred income taxes	868,657	1,280,217
Goodwill	5,709,013	5,784,542
Other assets	847,510	807,203

Total assets	$31,376,581	$37,250,074

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$3,573,368	$4,470,389
Notes payable	11,278	246,888
Accounts payable	3,352,167	5,497,541
Accrued expenses and other current liabilities	3,185,510	4,760,115
Foreign income taxes payable	506,765	696,791
Current portion of deferred gain from sale and leaseback of building	122,698	159,195
Current maturities of capital lease obligations	226,574	307,325

Total current liabilities	10,978,360	16,138,244

Capital lease obligations	82,456	225,909
Deferred lease liability	311,502	348,502
Deferred income taxes	246,892	250,514
Deferred gain from sale and leaseback of building	859,324	1,273,772
Deferred income	346,596	371,452

Total liabilities	12,825,130	18,608,393

Commitments and contingencies

Minority interest	238,020	199,237

Stockholders’ equity:
Capital stock, $0.01 par — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding	70,792	70,792
Additional paid-in capital	25,140,914	25,052,539
Accumulated deficit	(6,116,666)	(6,630,170)
Accumulated other comprehensive (loss) income	(369,185)	361,707
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total stockholders’ equity	18,313,431	18,442,444

Total liabilities and stockholders’ equity	$31,376,581	$37,250,074

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$12,189,939	$11,600,053	$23,496,412	$22,132,290

Cost of goods sold	7,247,189	6,435,478	14,128,232	12,301,921

Gross profit	4,942,750	5,164,575	9,368,180	9,830,369

Selling expenses	1,617,487	1,898,675	3,454,744	3,587,185
General and administrative expenses	2,197,859	2,620,316	4,850,664	5,126,076
Research and development expenses	701,508	935,315	1,477,982	1,645,552
Litigation expenses	100,000	—	100,000	—

Total operating expenses	4,616,854	5,454,306	9,883,390	10,358,813

Income (loss) from operations	325,896	(289,731)	(515,210)	(528,444)

Total other income	33,215	85,941	1,505,566	64,780

Income (loss) before minority interest and income taxes	359,111	(203,790)	990,356	(463,664)

Minority interest in net income of consolidated subsidiaries	19,601	13,867	36,328	23,311

Income (loss) before income taxes	339,510	(217,657)	954,028	(486,975)

Income tax provision (benefit)	146,008	(100,477)	440,524	(143,531)

Net income (loss)	$193,502	$(117,180)	$513,504	$(343,444)

Net income (loss) per share-basic	$0.03	$(0.02)	$0.07	$(0.05)

Net income (loss) per share-diluted	$0.03	$(0.02)	$0.07	$(0.05)

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,012,498	7,001,369	7,022,226	7,001,369

5